UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Clearwire Corporation

(Name of Registrant as Specified in Its Charter)

Crest Financial Limited

Crest Investment Company

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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This filing consists of the following documents:

•	Press Release by Crest Financial Limited dated as of April 22, 2013

•	Letter to the Federal Communications Commission by Bancroft PLLC, dated as of April 19, 2013

FOR IMMEDIATE RELEASE:

CONTACT:	Jeffrey Birnbaum, (202) 661-6367, JBirnbaum@BGRPR.com

Crest Financial Again Asks FCC to Reject Eagle River Transaction

HOUSTON, April 22, 2013 – Crest Financial Limited, the largest minority stockholder of Clearwire Corporation, has bolstered its arguments to the Federal Communications Commission that the Commission should reconsider its approval of a transaction that gave majority control of Clearwire to Sprint Nextel Corporation.

In a letter to the FCC, Crest said that the Commission erred last year when it approved the purchase by Sprint of the Clearwire shares of Eagle River Investment, LLC through a Commission staff approval process—or pro forma review—instead of full Commission review. The sale was a substantive transaction that required full Commission review because it gave Sprint majority control of Clearwire, which has allowed Sprint to block the attempt of DISH Network to purchase and develop Clearwire’s valuable wireless spectrum, the letter says. DISH Network also previously filed its own request for the Commission to reconsider the pro forma staff approval.

“By approving the Eagle River transaction as a pro forma transaction, the Commission has effectively taken Clearwire and its spectrum off the market,” the Crest letter states. “The Eagle River transaction allowed Sprint to decide the future of Clearwire and its spectrum and to ensure that anyone interested in Clearwire’s spectrum make an offer to Sprint, not Clearwire.”

Crest reiterated its request that the FCC reconsider its approval of the Eagle River transaction. Crest said that the public interest would be served if the transaction were reversed. “Clearwire’s spectrum would be used most beneficially for the public if it supports broadband services of multiple customers, thereby greatly increasing competition and services for consumers,” the letter states.

Crest has hired the proxy-solicitation firm D. F. King & Co., Inc. to help it oppose the proposed Sprint-Clearwire merger and has filed a preliminary proxy statement that, when cleared by the Securities and Exchange Commission, will be used to urge Clearwire stockholders to reject the proposed merger with Sprint. Crest has also filed a lawsuit in Delaware against Sprint, Clearwire and the directors of Clearwire because Crest believes that the defendants breached their fiduciary duties by scheming to extract value from Clearwire at the expense of the minority stockholders. In addition, Crest has petitioned the FCC to stop the proposed Softbank-Sprint and Sprint-Clearwire mergers because they would treat minority stockholders of Clearwire unfairly and the mergers would not be in the public’s best interest.

Crest’s letter to the FCC can be found at http://www.bancroftpllc.com/crest/.

About Crest Financial Limited

Crest Financial Limited is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

CREST FINANCIAL LIMITED AND OTHER PERSONS MAY BE DEEMED TO BE PARTICIPANTS (THE “PARTICIPANTS”) IN A SOLICITATION OF PROXIES IN RESPECT OF THE PROPOSED MERGER OF CLEARWIRE WITH SPRINT NEXTEL CORPORATION. THE PARTICIPANTS HAVE FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). THE PRELIMINARY PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE PARTICIPANTS’ PROXY SOLICITOR AT HTTP://WWW.DFKING.COM/CLWR AND ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. THE PARTICIPANTS INTEND TO FILE WITH THE SEC A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD IN CONNECTION WITH SUCH PROXY SOLICITATION. WHEN COMPLETED, ANY SUCH DEFINITIVE PROXY STATEMENT AND PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE ISSUER AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE PARTICIPANTS’ PROXY SOLICITOR AT HTTP://WWW.DFKING.COM/CLWR AND ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) AT NO CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT. STOCKHOLDERS OF THE ISSUER ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, WHICH IS AVAILABLE NOW, AND ANY DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS IN ANY SUCH SOLICITATION.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

April 19, 2013

VIA ELECTRONIC FILING

Marlene H. Dortch, Esq.

Secretary

Federal Communications Commission

445 Twelfth Street, S.W.

Washington, D.C. 20054

Re:    IB Docket 12-343 and ULS File No. 0005480932

Dear Ms. Dortch:

Crest Financial Limited (“Crest”) writes to provide new information to the Commission supporting Crest’s pending petition for reconsideration (“Petition”) in the above-referenced matter.

On January 4, 2013, Crest filed its Petition seeking reconsideration of the Commission’s pro forma approval of the Eagle River transaction, which involved Sprint Nextel Corporation’s (“Sprint”) acquisition of the stock held by Eagle River Investment, LLC (“Eagle River”) in Clearwire Corporation (“Clearwire”). As Crest explained in its Petition, the Eagle River transaction was an integral part of a larger series of transactions for which Sprint, SoftBank Corporation (“SoftBank”), and Clearwire (collectively, the “Applicants”) have sought the Commission’s consent to transfer control of licenses, authorizations, and spectrum leases through Sprint’s acquisition of Clearwire and SoftBank’s acquisition of control of Sprint (the “Proposed Transaction”).

Since the Petition was filed, new developments have occurred that confirm that the Eagle River transaction was not properly approved through pro forma procedures as it was indeed a substantive transaction. DISH Network (“DISH”) originally offered to purchase Clearwire’s spectrum directly from Clearwire. But Sprint used the majority interest in Clearwire that it gained through the Eagle River transaction to block DISH’s attempt to purchase spectrum. And Sprint used the terms of the merger agreement that was entered into between Sprint and Clearwire, which also was made possible by Sprint’s majority interest in Clearwire, to block any attempt by Clearwire to sell its excess spectrum. Given Sprint’s new-found majority interest in Clearwire, DISH on April 15, 2013, offered to buy Sprint in order to gain access to Clearwire’s spectrum. But for the Eagle River transaction, Sprint would not have had the majority necessary to block DISH’s attempt to purchase and develop Clearwire’s spectrum.

1919 M Street, N.W. • Suite 470 • Washington D.C. 20036

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Although the Eagle River transaction gave Sprint a majority interest in Clearwire, for which it ought to have sought Commission-level approval based on a record informed by public comment, Sprint instead presented the Eagle River transaction for approval at the bureau level on a pro forma basis, assuring the staff of the Wireless Telecommunications Bureau that “the Commission need not place the application on public notice” but rather should “expeditiously grant the application pursuant to [its] pro forma procedures.”1 According to publicly available records, the Applicants did not inform the Commission at the time that the Eagle River transaction was a substantial step in a larger series of transactions.

Crest’s pending Petition seeks reconsideration of the pro forma approval of the Eagle River transaction.2 Reconsideration of the Commission’s use of pro forma procedures to approve the Eagle River transaction remains appropriate because the Eagle River transaction was an integral component of the Proposed Transaction, allowing Sprint to siphon away from Clearwire the value of its assets.

I.	Sprint Has Used The Eagle River Transaction To Acquire Business Opportunities For Itself.

Not surprisingly, the Sprint-SoftBank and Sprint-Clearwire transactions are largely intertwined. After all, it is Clearwire’s spectrum that is the “pot of gold” sought by each of the parties to the Proposed Transaction. The Applicants have explained to the Commission, stockholders, and financial regulators that these transactions bear significant interconnection with one another. In their application to the Commission, the Applicants said that “[t]he Sprint-Clearwire agreement includes provisions that condition Sprint’s obligation to acquire Clearwire on the prior consummation of the SoftBank-Sprint transaction.” And Sprint’s press release announcing the Clearwire transaction informed stockholders that “the closing of the transaction is also contingent on the consummation of Sprint’s previously announced transaction with SoftBank.” And finally, Sprint told the financial markets, through a presentation it filed with the Securities and Exchange Commission (“SEC”), that “[c]ompletion of Sprint’s previously announced transaction with SoftBank” was part of the “roadmap” to completing the Clearwire transaction.

[1]	Applications of Clearwire Corporation for Pro Forma Transfer of Control, ULS File No. 0005480932 et al. (Nov. 15, 2012).
[2]

Even DISH, which is currently pursuing a merger with Sprint and would be a beneficiary of the Eagle River transaction, has objected to the Commission’s use of pro forma procedures in approving the transaction, arguing instead that it was substantial and should have been subject to notice and comment. Petition of DISH Network L.L.C. for Reconsideration, ULS File No. 00054840932 (Jan. 11, 2013).

In response to Crest’s Petition, the Applicants sought to separate the Eagle River transaction from either component of the Proposed Transaction.3 Crest argued in its Petition that such separation was incorrect then, and its falsity is even clearer now in light of several recent disclosures that belie this narrative and show just how integral the Eagle River transaction was to the Proposed Transaction and the breadth of the effect of Sprint’s new-found majority interest. In particular, these disclosures highlight just how incorrect Clearwire was in its assertion that the Eagle River transaction “did not amount to a substantial transfer of control of Clearwire to Sprint.”4

In the preliminary proxy materials that it submitted to the SEC on February 4, 2013, Sprint and SoftBank revealed that they were intently focused on using their transaction to hand Clearwire and its spectrum over to SoftBank. For example, from the preliminary proxy materials we learned that on September 12, 2012, Sprint’s board discussed how to acquire “all of the equity interests in Clearwire that Sprint did not already own.” We further learned that SoftBank’s true interest was Clearwire, as on September 13, 2012, SoftBank’s CEO “indicated that SoftBank was interested in acquiring a controlling interest in Sprint and proposed that in connection therewith, Sprint consider acquiring the shares in Clearwire that Sprint did not already own.” And most damning to Applicants’ suggestion that the Eagle River transaction had nothing to do with the Proposed Transaction, we learned in the preliminary proxy materials that, on October 9, 2012, SoftBank suggested that Sprint acquire Clearwire interests from another Clearwire equityholder (i.e., Eagle River) in order to acquire a majority interest in Clearwire. In what should come as no surprise, it was only a few days after SoftBank floated this idea that Sprint and Eagle River agreed to the Eagle River transaction, thereby allowing Sprint to lock-up a majority of Clearwire.

These disclosures make clear that the central focus of the Sprint-SoftBank transaction was access to and use of Clearwire’s spectrum. And these disclosures highlight that the Eagle River transaction was in fact a central tool—suggested by SoftBank—to delivering a majority interest in Clearwire.

If any questions remained about the substantive nature of the Eagle River transaction, and particularly the significance of Sprint’s new-found majority, the recent actions of DISH should put such questions to rest. On January 8, 2013, Clearwire announced that DISH offered to purchase a large swath of Clearwire’s excess spectrum. But in the same announcement, Clearwire included a threat from Sprint, telling Clearwire stockholders that it would use its

[3]	Opposition of Clearwire Corporation at 3, IB Docket No. 12-343 & ULS File Nos. 0005480932 et al. (Jan. 14, 2013) (“Opp.”).
[4]	Id.

majority to block DISH’s attempt to purchase Clearwire’s spectrum.5 After several unsuccessful months of trying to reach an agreement with Clearwire, DISH turned to the next-best alternative for acquiring a majority interest in Clearwire—purchasing Sprint. Only through the Eagle River transaction was Sprint in a position both to block attempts to purchase and develop Clearwire’s spectrum and simultaneously take for itself business opportunities with buyers interested in Clearwire’s spectrum, such as DISH. The importance of this cannot be understated—Sprint was able to use its newly acquired majority interest in Clearwire to divert DISH from contracting with Clearwire, forcing DISH instead to seek a transaction with Sprint. To say that this power is not substantial is beyond reason.

Without the Eagle River transaction, DISH and SoftBank would have had to engage Clearwire directly to pursue its valuable spectrum. But through the Eagle River transaction, Sprint has driven value away from Clearwire to Sprint through its majority holding of the Clearwire shares. Moreover, the Eagle River transaction gave Sprint significant negotiating leverage over Clearwire with respect to their merger agreement that they entered into and which the Commission is reviewing. The terms of this merger agreement provided Sprint with even more control over Clearwire’s assets. Among other things, the merger agreement gives Sprint the ability to block the efficient sale and use of Clearwire’s spectrum. Specifically, the agreement prohibits Clearwire from “sell[ing] any spectrum Licenses, spectrum Leases, or any spectrum assets” without Sprint’s written consent.6 By approving the Eagle River transaction as a pro forma transaction, the Commission has effectively taken Clearwire and its spectrum off the market and given control if it to Sprint.

Given Sprint’s stranglehold over Clearwire—acquired through the Eagle River transaction and the merger agreement—both DISH and SoftBank have recognized, and with their actions have shown, that there is now only one way to get Clearwire’s spectrum—by purchasing Sprint. The Eagle River transaction allowed Sprint to decide the future of Clearwire and its spectrum and to ensure that anyone interested in Clearwire’s spectrum make an offer to Sprint, not Clearwire.

II.	Reconsideration Of The Eagle River Transaction Is Necessary To Ensure That Clearwire’s Spectrum Is Used For The Public Interest.

The preceding discussion shows just how significant the Eagle River transaction was for Sprint and Clearwire, confirming Crest’s arguments that the transaction was anything but insubstantial and should not have been approved under the Commission’s pro forma procedures. Rather, it was the pivotal basis for SoftBank’s and DISH’s interest in approaching Sprint about a possible transaction—it is the only way that either of those companies could receive access to Clearwire’s valuable spectrum.

[5]	Press Release, Clearwire Corporation Provides Transaction Update (Jan. 8, 2013) (“Sprint has stated that it would not vote in favor of the proposed transaction with DISH”).
[6]	Section 4.1(l), Agreement and Plan of Merger by and among Sprint Nextel Corporation, Collie Acquisition Corp. and Clearwire Corporation (Dec. 17, 2012).

Crest reiterates its request that the Eagle River transaction be reconsidered and ultimately that it be denied after public comment. Only by doing so will SoftBank, DISH, and any other interested parties be able to publicly compete for Clearwire and its spectrum free of Sprint’s interference. And only by protecting such competition can the Commission ensure that Clearwire’s spectrum is ultimately used by multiple wireless broadband providers to the public’s benefit. As Crest has explained, Clearwire’s spectrum would be used most beneficially for the public if it supports broadband services of multiple customers, thereby greatly increasing competition and services for consumers.7

Finally, Crest writes to place the Commission on notice of two other arrangements that Sprint has orchestrated in order to solidify its majority interest in Clearwire, should the Commission ultimately reconsider and deny the Eagle River transaction. As such, upon denial of the Eagle River transaction, it is critical that the Commission also require Sprint and Clearwire to reapply for consent to a change of control before exercising either of these two mechanisms.

First, Sprint and Clearwire entered into a Note Purchase Agreement whereby Clearwire may draw down financing from Sprint in monthly $80 million tranches in return for providing Sprint with notes that are convertible into Clearwire common stock. Thus far, Clearwire has drawn down $160 million of financing, meaning that even if the Eagle River shares had not been transferred through the Commission’s pro forma approval of the transaction, Sprint could convert the notes into Clearwire common stock, giving it an approximately 51.5% voting majority in Clearwire. This conversion of debt to stock, and the control over Clearwire that Sprint obtains with it, occurs even if Clearwire’s shareholders reject the Sprint-Clearwire merger. As doing so after a reversal of the Eagle River transaction would constitute a substantial change of control, the Commission must require Sprint to apply for Commission consent to the conversion of such notes.

Second, in connection with the Sprint-Clearwire transaction, Sprint entered into an agreement with several other companies that hold interests in Clearwire. These parties hold, collectively, a 13% interest in Clearwire. If the Sprint-Clearwire transaction does not close, these holders of common stock are contractually bound to sell their Clearwire shares to Sprint. As with the Note Purchase Agreement, the Commission should review this transaction if it results in Sprint’s share of Clearwire going from less than 50% to more than 50%.

Although both of these agreements would have required Commission review before being acted upon (as both would have pushed Sprint over the 50% mark), by undertaking the Eagle River transaction and approval under pro forma procedures, Sprint successfully insulated both of these agreements from Commission review.

* * *

[7]	See, e.g., Reply of Crest Financial Limited in Support of Petition to Deny at 30, IB Docket No. 12-343 (Feb. 25, 2013).

For the foregoing reasons, and those stated in the Petition, the Commission or its staff should reconsider the approval of Sprint’s application regarding the Eagle River transaction through pro forma procedures, put that application on public notice, and review that transaction in the IB Docket No. 12-343 along with Sprint’s proposed transactions with Clearwire and SoftBank.

Respectfully submitted,

/s/ Viet D. Dinh
Viet D. Dinh
Bancroft PLLC
1919 M Street, N.W.
Suite 470
Washington, D.C. 20036
vdinh@bancroftpllc.com

cc:	David Krech
Wayne McKee
Neil Dellar
Aaron Goldschmidt
Paul Murray
Christopher Sova
Kathleen Collins

About Crest Financial Limited and Crest Investment Company

Crest Financial Limited is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities. Crest Investment Company is a corporation under the laws of the State of Texas. Its principal business is investing in securities and serving as the general partner of Crest Financial Limited.

Important Legal Information

On April 10, 2013, Crest Financial Limited and Crest Investment Company (collectively, the “Participants”) filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and accompanying proxy card relating to Participants’ intention to solicit proxies from the stockholders of Clearwire Corporation (“Clearwire”) in connection with a special meeting of such stockholders to be held to vote upon the proposed transaction between Clearwire and Sprint-Nextel Corporation (the “Preliminary Proxy Statement”). The Preliminary Proxy Statement is available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr and on the SEC’s website at http://www.sec.gov. The Participants intend to file with the SEC a definitive proxy statement and accompanying proxy card in connection with such proxy solicitation. When completed, any such definitive proxy statement and proxy card will be furnished to some or all of the stockholders of Clearwire and will, along with other relevant documents, be available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr and on the SEC’s web site at http://www.sec.gov. In addition, the Participants will provide copies of the definitive proxy statement and accompanying proxy card (when available) at no charge upon request. Information relating to the Participants in such proxy solicitation is contained in the Preliminary Proxy Statement. STOCKHOLDERS OF CLEARWIRE ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, WHICH IS AVAILABLE NOW, AND ANY DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS IN ANY SUCH SOLICITATION.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.